Exhibit 10.2

RESTRICTED STOCK AWARD

Name: Dave Schaeffer	Cogent Communications Holdings, Inc.
Grant Date: [_____________]	2017 Incentive Award Plan (the “Plan”)

1.            Grant: Effective as of the Grant Date specified above you have been granted [_____________] ([_____________]) Shares (“Time Vesting Shares”) and up to [_____________] ([_____________]) performance-vesting Shares of (the “Performance Vesting Shares” and along with the Time Vesting Shares the “Restricted Shares”) of Cogent Communications Holdings, Inc. (the “Company”) subject to the vesting requirements described below. Defined terms used but not otherwise defined herein will have the meaning set forth in the Plan.

2.            Normal Vesting: You will become vested in [_____________] of the Time Vesting Shares on [_____________] and in an additional [_____________] of the Time Vesting Shares on the first day of each month thereafter, with full vesting of [_____________] Time Vesting Shares completed on [_____________], subject to your continued employment with the Company through each applicable vesting date. The Performance Vesting Shares shall vest on [_____________] (the “Performance Share Vesting Date”), based on performance from [_____________] through [_____________] (the “Performance Period”), and subject to your continued employment through the Performance Share Vesting Date, as follows:

(a) up to [_____________] of the Performance Vesting Shares shall vest only if the Company’s compound annual growth rate in EBITDA as set forth in the Company’s earnings press releases, (“EBITDA CAGR”) for the year ending [_____________] compared to EBITDA CAGR for the year ending [_____________] is positive. If Company’s EBITDA CAGR is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing (i) the Company’s actual EBIDTA CAGR, by (ii) [_____________], and then multiplying the resulting fraction by [_____________], provided, however that the number of Performance Vesting Shares that will vest in accordance with this clause (a) shall not exceed [_____________] Shares. If the Company’s EBITDA CAGR is less than zero then no Performance Vesting Shares subject to this clause (a) will vest. Any Performance Vesting Shares subject to this clause (a) which do not vest on the Performance Share Vesting Date will be automatically forfeited and cancelled; and

(b) up to [_____________] of the Performance Vesting Shares shall vest only if the Company’s total shareholder return (“TSR”) for the Performance Period is positive. If Company’s TSR for the Performance Period is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing the Company’s TSR by the TSR of the Nasdaq Telecommunications Index (“NTI”) for the Performance Period and multiplying that percentage by [_____________]; provided, however that the number of Performance Vesting Shares that will vest in accordance with this clause (b) shall not exceed [_____________] Shares. If the Company’s TSR for the Performance Period is zero or negative then no Performance Vesting Shares subject to this clause (b) will vest. Any Performance Vesting Shares subject to this clause (b) which do not vest on the Performance Share Vesting Date will be automatically forfeited and cancelled. TSR is calculated by comparing an amount invested in the Company to the same amount invested in the NTI at the beginning of the Performance Period with all dividends reinvested during the performance. In calculating the TSR the average price of the Company’s stock and of the NTI in the 20 trading days prior to the measurement dates shall be used.

3.            Accelerated Vesting: Notwithstanding Section 2, vesting in the Restricted Shares upon the following events will be treated as follows:

(a)            Upon the termination of your employment by reason of death or disability you will fully vest in all unvested Time Vesting Shares and Performance Vesting Shares. Upon termination of your employment due your retirement (for the avoidance of doubt, the determination that a termination constitutes a retirement for this purpose is made in the sole and absolute discretion of the Committee), you will fully vest in all Time Vesting Shares and upon expiration of the Performance Period you will vest in any Performance Vesting Shares in accordance with Section 2 based on actual performance through and at the end of the Performance Period.

(b)            If your employment is terminated entitling you to severance under the terms of your employment agreement either prior to a Change in Control or more than six months after a Change in Control, then you will vest in (i) the number of Time Vested Shares you would have vested in had you remained employed during the one-year severance period and (ii) on the Performance Share Vesting Date you will vest in the number of Performance Vesting Shares that vest in accordance with Section 2 above, based on actual performance through and at the end of the Performance Period, but pro-rated based on the number of days elapsed from the beginning of the Performance Period through the last day of your severance period.

(c)            Immediately prior to a Change in Control the Performance Period will end and the number of Performance Vesting Shares in which you will be eligible to vest in will be determined based on EBITDA CAGR through the most recent publicly reported fiscal quarter ending prior to the Change in Control (if the most recently publicly reported fiscal quarter ending prior to the Change in Control is not at the year end, then EBITDA CAGR for such year should be calculated using the most recently reported EBITDA for a quarter and multiplying such amount by 4 (four)) and TSR through the date of the Change in Control provided you remain employed through [_____________]; provided, however, you will be fully vested in such number of Performance Vesting Shares and fully vested in your unvested Time Vested Shares (i) if during the six months following the Change of Control the Company terminates your employment without cause (as defined in your employment agreement with the Company) or you terminate your employment for Good Reason (as defined in your employment agreement with the Company) or (ii) as otherwise provided in Section 3(a) above treating the Performance Vesting Shares which vest under the provisions of this Section 3(c) as Time Vesting Shares for such purposes.

4.            Nontransferable: The Restricted Shares or any interest or right therein or part thereof may not be disposed of by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), until vested, and any attempted disposition prior thereto shall be null and void and of no effect. The foregoing notwithstanding, transfers of the Restricted Shares may be permitted for estate planning purposes with the prior written consent of the Committee and subject in each case to the provisions of the Plan and the same restrictions and forfeiture provisions under this Restricted Stock Award Agreement (“Agreement”) that the Restricted Shares had in your hands.

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5.            Dividends/Voting: You will be entitled to vote the Restricted Shares. However, you will only be entitled to receive any dividends that are paid on shares of the Restricted Shares once they are vested. Any dividends paid on unvested Restricted Shares shall be held by the Company, without interest thereon and paid to you at the time the Restricted Shares on which such dividends were paid vest.

6.            Certificates: The Company shall cause the Restricted Shares to be issued and a stock certificate or certificates representing the Restricted Shares to be registered in your name or held in book entry form, but if a stock certificate or certificates are issued, they shall be delivered to, and held in custody by the Company until the shares of Restricted Shares vest. You agree to give to the Company a stock power, except for voting rights, for all unvested Restricted Shares. If issued, each such certificate will bear such legends as the Company may determine.

7.            No Other Rights: The grant of Restricted Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Shares or benefits in lieu of Restricted Shares in the future. Future awards of Restricted Shares, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. The grant of Restricted Shares under the Plan does not entitle you to any rights to remain employed with the Company, nor does it constitute a contract of employment.

8.            Miscellaneous: The shares of Restricted Shares are granted under and governed by the terms and conditions of the Plan, as may be amended from time to time. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

9.            280G: Notwithstanding anything in this Agreement to the contrary, if the acceleration of vesting and any other payments to be made you (a “Payment”) would (i) constitute a “parachute payment” under Section 280G of the Code and (ii) but for this Section 9 be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then either (A) such Payments shall be reduced to the maximum amount that could be paid to you without any portion of the Payment (after reduction) being subject to the Excise Tax, or (B) the entire Payment, shall be paid if after taking into account all applicable federal, state and local taxes and the Excise Tax would provide a more favorable net after tax benefit to you (i.e., because the after tax proceeds to you of the reduced Payments and other benefits under this Agreement would exceed the after tax proceeds to you of Payments in the absence of any reduction, taking into account the Excise Tax applicable to such Payments). If a reduction in a Payment is to be made under clause (ii)(A), then the reduction will be made as determined by the Company in a manner that results in your retaining the largest amounts of Payments which are payable in cash or equity at or as close to the event giving rise to the change in control as possible, such as by first reducing your rights to any Payments that are contingent upon the occurrence of later events (such as severance). Any determination of whether any portion of the Payments constitutes a “parachute payment” within the meaning of Section 280G(b) of the Code, shall be made by a nationally recognized accounting firm selected by the Company, which may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 9.

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10.            Claw-Back Provisions: The Restricted Shares (including any proceeds, gains or other economic benefit actually or constructively received by you upon receipt or exercise of this Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with any clawback, forfeiture or other similar policy adopted by the Company, including, without limitation, the Policy for Recovery of Erroneously Awarded Compensation adopted by the Company, effective October 2, 2023.

Cogent Communications Holdings, Inc.

By:
John Chang on behalf of the Board of Directors and the Compensation Committee

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